FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

Exhibit 99.1

SCANSOURCE REPORTS THIRD QUARTER RESULTS

*Sales increase 29% to a record $294 million

GREENVILLE, SC—April 22, 2004—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), POS (point of sale) and telephony products for the reseller market, today announced financial results for its third fiscal quarter ended March 31, 2004.

For the quarter ended March 31, 2004, net sales increased 29% to $293.6 million compared to $227.5 million for the quarter ended March 31, 2003. “North America sales were stronger than expected this quarter, led by some large deals in point of sale (POS) products and significant growth in our Catalyst Telecom unit,” said Mike Baur, President and CEO of ScanSource. “We believe that most of the sales growth was due to our increasing market share, and some growth came from industry expansion tied to IT demand.”

For the quarter ended March 31, 2004, operating income increased 53% to $13.1 million from $8.6 million for the comparable quarter in 2003. Net income increased 81% to $8.2 million for the quarter ended March 31, 2004 versus $4.5 million for the quarter ended March 31, 2003. Diluted earnings per share increased 75% to $0.63 per share, compared to $0.36 in the prior year quarter.

ScanSource Reports Third Quarter Results

Forecast for Next Quarter

The Company announced its financial forecast for the fourth quarter of fiscal 2004. ScanSource expects net revenues for the June 2004 quarter could range from $280 million to $300 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

ScanSource Reports Third Quarter Results

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and communications products from Intel and NEC through its Paracon sales unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 80 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Third Quarter Results

SCANSOURCE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004 (unaudited)	June 30, 2003
Assets
Current Assets
Cash	$3,245	$2,565
Trade & notes receivable, net	151,595	129,105
Other receivables	2,918	4,420
Inventories	183,808	152,261
Prepaid taxes	138	870
Prepaid expenses and other assets	1,685	869
Deferred income taxes	9,901	9,498

Total current assets	353,290	299,588
Property and equipment, net	25,115	27,270
Goodwill	9,978	9,841
Other assets, including identifiable intangible assets	9,204	7,648

Total assets	$397,587	$344,347

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$850	$914
Subsidiary lines of credit	560	0
Accounts payable	163,937	151,389
Accrued expenses and other	16,039	12,308

Total current liabilities	181,386	164,611
Deferred tax liability	1,492	1,673
Long term debt	6,804	7,385
Borrowings under revolving credit facility	29,955	18,118

Total liabilities	219,637	191,787
Minority interest	1,027	1,673

Shareholders’ Equity
Common stock	60,969	56,706
Retained earnings	112,274	91,306
Accumulated other comprehensive income	3,680	2,875

Total shareholders’ equity	176,923	150,887

Total liabilities and shareholders’ equity	$397,587	$344,347

ScanSource Reports Third Quarter Results

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
Net sales	$293,574	$227,452	$859,014	$738,172
Cost of goods sold	260,603	202,029	764,296	655,644

Gross profit	32,971	25,423	94,718	82,528

Selling, general and admin. expenses	19,828	16,815	61,032	52,959

Operating income	13,143	8,608	33,686	29,569
Other expense (income):
Interest expense	229	453	856	1,702
Interest income	(141)	(327)	(387)	(913)
Other (income) expense	(61)	104	(290)	152

Other expense, net	27	230	179	941

Income before income taxes and minority interest	13,116	8,378	33,507	28,628
Provision for income taxes	4,912	3,923	12,436	12,077

Income before minority interest	8,204	4,455	21,071	16,551

Minority interest in income (loss) of consolidated subsidiaries, net of income taxes	(17)	(94)	103	189

Net income	$8,221	$4,549	$20,968	$16,362

Per share data:
Basic earnings per share:
Net income	$0.65	$0.37	$1.68	$1.37

Weighted-average shares outstanding	12,603	12,171	12,459	11,939

Diluted earnings per share:
Net income	$0.63	$0.36	$1.63	$1.31

Weighted-average shares outstanding	13,095	12,500	12,833	12,407